Exhibit 99.1

MAKO Surgical Corp. Announces Addition of Senior Executive to Management Team

FORT LAUDERDALE, FL—(GLOBENEWSWIRE)—June 3, 2013 —MAKO Surgical Corp. (NASDAQ: MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced that Ian Dawson has been appointed to the position of Senior Vice President of Marketing, assuming responsibility for MAKO’s commercial marketing activities, which were formerly overseen by Ivan Delevic, who is transitioning to the position of Senior Vice President of Corporate Development. Mr. Dawson and Mr. Delevic will report to Maurice R. Ferré, M.D., MAKO’s President and Chief Executive Officer.

Mr. Dawson has over 25 years of experience in marketing, with the majority of such experience in the medical device field. From June 2008 through May 2013, Mr. Dawson served as Vice President of North America Marketing for Smith & Nephew Advanced Wound Management, a manufacturer and supplier of advanced wound dressings and devices, where he was responsible for managing the entire marketing function for North America. From May 2004 to June 2008, Mr. Dawson held various marketing leadership positions with Zimmer, Inc., a manufacturer and supplier of orthopedic implants and surgical products, including Senior Director of U.S. Knee Marketing, where he was responsible for directing all marketing programs and activities related to Zimmer’s knee products.  From July 2001 to April 2004, he served as the Vice President - Product Group Knee, for Centerpulse Orthopedics Ltd., a manufacturer and supplier of orthopedic implants. Mr. Dawson holds a B.S. in Applied Biology from Chelsea College, University of London and a Diploma in Management Studies from Exeter College of Plymouth Polytechnic.

“Based on his impressive background and experience in orthopedics, Ian will be a valuable addition to the MAKO team,” said Dr. Ferré.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO's RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in general economic conditions and credit conditions, changes in the availability of capital and financing sources for our company and our customers, unanticipated changes in the timing and duration of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, changes in the relationship between supply of and demand for our products, fluctuations in costs and availability of raw materials, finished goods, and labor, changes in other significant operating expenses, slowdowns, delays, or inefficiencies in MAKO’s product research and development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume or system utilizations, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including initiating and communicating product actions or product recalls and meeting Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, developments adversely affecting our actual and potential sales activities outside the United States, increases in cost containment efforts by group purchasing organizations, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, unanticipated changes in reimbursement to our customers for our products, and the taxing of medical device companies, any unanticipated impact arising out of the securities class action or any other litigation, inquiry, or investigation brought against MAKO, loss of key management and other personnel or inability to attract such management and other personnel, increases in costs of retaining a direct sales force and building a distributor network, unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products, and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products or market position. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.